EXHIBIT 99.1

Bovie Medical Reports First Quarter 2015 Results

•	Strong sales momentum achieved by J-Plasma®

•	Gross margin was 43.6%

•	Higher core products sales partially offset the anticipated reduction in OEM revenues

•	Net proceeds of equity offering to fund future growth

J-Plasma® Update

•	First quarter sales of $283,370, 35% ahead of full year 2014 sales

•	21 ordering accounts, up from 18 at the end of 2014

•	Systems approved by 35 Hospital Value Analysis Committees (VACs)

CLEARWATER, Fl. – May 8, 2015- Bovie Medical (NYSE:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced results for the first quarter ended March 31, 2015.

Management Comments

“First quarter 2015 was a period of strong execution for Bovie across key metrics,” said Robert L. Gershon, Chief Executive Officer. “We continued to post year-over-year growth in core product sales, led by electrodes and medical lighting, which partially mitigated the impact of lower OEM revenues, where several projects underway are not scheduled to go into production until later this year.

“Importantly, this was a very strong quarter for J-Plasma® sales, which exceeded full year 2014 sales by over 35%, a testament to the growing awareness and adoption of the product. At the end of the period we had 21 ordering accounts, defined as accounts that have adopted the technology as evidenced by placing re-orders of J-Plasma®. Our systems have been approved by 35 Hospital Value Analysis Committees (VACs) and are currently being evaluated by an additional 34 throughout the country, setting the stage for continued positive momentum.

“Approximately 50% of the year-on-year increase in first quarter operating expenses was directly related to the commercialization of J-Plasma® and to R&D spending to drive new product development. Based on our current portfolio, this spending level is expected to remain relatively constant throughout the remaining quarters of 2015. The net proceeds raised in our recent public offering provide us with financial flexibility and will be used to support our growth initiatives.”

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First Quarter 2015 Results

First quarter sales were $6.1 million, a 5.5% decline from the $6.5 million reported in last year’s first quarter, as higher core product and J-Plasma® sales only partly offset the anticipated reduction in OEM revenues. Gross margin expanded to 43.6% from 42.5%.

Operating expenses increased by 83% year-on-year as a result of significantly higher spending levels to accelerate the commercialization of J-Plasma®, expand R&D activities, and build the infrastructure needed to support Bovie’s future growth. The operating loss was $2.3 million compared to an operating profit of $58,000 in the first quarter of 2014.

The Company had GAAP income of $12.9 million, or $0.57 per diluted share. This compares to GAAP loss of $9.8 million in last year’s first quarter. Both quarters were impacted by mark-to-market fair value of issued common stock purchase warrants. Exclusive of these non-cash gains and losses, the Company would have reported a net loss of $2.5 million vs a loss of $212,000 last year.

Recent Developments

•

On March 31, 2015, the Company completed an underwritten public offering of 5,218,749 shares of its common stock, including an over-allotment option, at a price to the public of $2.50 per share. The estimated net proceeds from the offering were approximately $11.5 million. Great Point Partners subscribed to the public offering as did other well-known institutional healthcare investors.

•

Upon the completion of the above-mentioned public offering, Great Point Partners, LLC agreed to convert its holdings of 3.5 million shares of the Company’s Series A 6% Convertible Preferred Stock and warrants to purchase up to 5,250,000 shares of Bovie’s common stock into 3,588,139 shares of the Company’s newly-issued Series B Convertible Preferred Stock, which is convertible into an aggregate of 7,176,278 shares of the Company’s common stock.

Commenting on these developments, Mr. Gershon said, “We took advantage of market conditions to raise the funds needed to accelerate the commercialization of our transformational J-Plasma® product and to gain the resources to pursue additional product development opportunities. We are pleased to have built a base of institutional ownership through this offering, and that we were able to reach an agreement with Great Point that will enable our future net income results to more closely track our operating progress.”

•

Mr. Charles Orsatti has joined the Board as an independent director effective May 6, 2015, replacing Ian Sheffield who is stepping down as a director in connection with his departure from Great Point Partners (GPP). Mr. Orsatti comes to Bovie with more than 35 years of experience at the executive management level in public and private medical device companies, both in the United States and Europe, with an emphasis on start-up and high growth businesses. He is currently chairman and a director of the Biotronic Neuronetwork, a provider of inter-operative neurological monitoring services. Previously, Mr. Orsatti served as a board member of Angiodynamics, SRI Surgical, Ossur Americas, LTD, and dj Orthopedics, following a successful career in private equity and as CEO of Fairfield Medical Products Corporation and Coloplast, Inc.

“We are pleased to welcome Charles Orsatti to the Bovie Board. Charles’ board credentials are supported by over 20 years of direct executive management experience in the healthcare field, which will be invaluable as we scale up our business in the coming years,” Mr. Gershon said.

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Summary and Outlook

“We believe that the key elements are in place for the effective execution of our growth strategy in 2015, led by full commercialization of J-Plasma® and related products. Specifically, we are targeting:

•	An increase in the number of ordering accounts to 125 from the current 21

•	To reach 250 surgeons using J-Plasma® compared to 41 today

•	The expansion of our direct sales force to 20 from 16

•	Publication of 10-15 independent white papers, including the 5 published in 2014

•	An increase in the number of key opinion leaders speaking on J-Plasma® to 10-15 from 8

“At the same time, we are working toward building our core business at a strong, sustainable pace. This involves making ongoing R&D investments to reinforce our market leadership and unlock the value of our product and patent portfolio, expanding internationally, and addressing new markets,” Mr. Gershon concluded.

Conference Call Details

The Company’s management will host a conference call on Friday, May 8, 2015 at 9am Eastern Time to discuss latest corporate developments. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-888-349-0106. International callers should call 1-412-902-0131. All parties should ask for the Bovie Medical Corporation call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://services.choruscall.com/links/bvx150508.html

A replay of the call will be available approximately one hour after the end of the call through May 16, 2015. The replay can be accessed via Bovie Medical Corporation’s website or by dialing 1-877-344-7529 for U.S. callers or 1-412-317-0088 for International callers and using the replay access code 10064668.

Investor Relations Contacts:

MBS Value Partners

Lynn Morgen and Hugh Collins

212.750.5800

investor.relations@boviemed.com

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About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Forms 10-K for the year ended December 31, 2014. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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BOVIE MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(unaudited) (in thousands except per share data)

	Three Months Ended March 31,
	2015	2014

Sales	$6,128	$6,482
Cost of sales	3,454	3,726
Gross profit	2,674	2,756

Other costs and expenses:
Research and development	446	332
Professional services	331	258
Salaries and related costs	1,952	907
Selling, general and administrative	2,217	1,201
Total other costs and expenses	4,946	2,698

Loss from operations	(2,272)	58

Interest expense, net	(40)	(28)
Change in fair value of liabilities, net	1,444	(9,599)
Total other expense, net	1,404	(9,627)

Loss before income taxes	(868)	(9,569)
Provision for income taxes, net	(8)	(38)

Net loss	$(876)	$(9,607)

Accretion on convertible preferred stock	(222)	(204)
Deemed dividend on conversion of warrants and Series A preferred stock to Series B convertible preferred stock	13,956	-
Net Income (loss) attributable to common shareholders	12,858	(9,811)

Income (loss) per share:
Basic	$0.69	$(0.55)
Diluted	$0.57	$(0.55)
Weighted average number of shares:
Basic	18,615	17,684
Diluted	20,470	17,684

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BOVIE MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited) (in thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:

Cash and cash equivalents	$15,396	$5,733
Restricted cash	839	899
Trade accounts receivable, net	1,398	1,992
Inventories, net	6,130	5,727
Current portion of deposits	286	210
Prepaid expenses and other current assets	1,011	804

Total current assets	25,060	15,365

Property and equipment, net	7,011	6,947
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	404	431
Deposits, net of current portion	164	165
Other assets	439	415

Total assets	$34,588	$24,833

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BOVIE MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)

	March 31, 2015	December 31, 2014
Liabilities and Stockholders' Equity	(unaudited)
Current liabilities:
Accounts payable	$1,876	$1,553
Accrued payroll	118	197
Accrued vacation	209	181
Current portion of mortgage note payable	239	239
Deferred revenue	5	--
Accrued and other liabilities	1,629	1,596
Total current liabilities	4,076	3,766

Mortgage note payable, net of current portion	3,113	3,173
Deferred rents	22	23
Deferred tax liability	563	564
Derivative liabilities	622	12,613
Total liabilities	8,396	20,139

Commitments and Contingencies:
Series A 6% convertible preferred stock, par value $0.001; 3,500,000 shares authorized, zero issued and outstanding as of March 31, 2015	--	3,190

Stockholders' equity:

Series B convertible preferred stock, par value $.001; 10,000,000 authorized, 3,588,139 issued and outstanding as of March 31, 2015	4	--
Common stock, par value $.001 par value; 40,000,000 shares authorized; 23,335,894 issued and 23,192,815 outstanding as of March 31, 2015 and 17,995,409 issued and 17,852,330 outstanding as of December 31, 2014, respectively	23	18
Additional paid-in capital	41,155	29,334
Accumulated deficit	(14,990)	(27,848)

Total stockholders' equity	26,192	1,504

Total liabilities and stockholders' equity	$34,588	$24,833

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BOVIE MEDICAL CORPORATION

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited) (in thousands except per share data)

	Three Months Ended March 31,
(Amounts in '000's except earnings per share)	2015	2014

Net income/(loss) GAAP basis	$(876)	$(9,607)
Accretion on convertible preferred stock	(222)	(204)
Deemed dividend on conversion of warrants and Series A convertible preferred to
Series B convertible preferred stock	13,956	-
Net income/(loss) attributable to common shareholders	$12,858	$(9,811)
Net income/(loss) per share - basic (GAAP basis)	$0.69	$(0.55)

Other non-GAAP adjustments:
(Gain)/loss on change in fair value of derivative liabilities	$(1,444)	$9,599
Deemed dividend on conversion of warrants and Series A convertible preferred to
Series B convertible preferred stock	(13,956)	-
Adjusted non-GAAP net income/(loss)	$(2,542)	$(212)

Income/(loss) per share - basic on: (Note 1)
(Gain)/loss on change in fair value of derivative liabilities	(0.08)	0.54
Gain on conversion of warrants and Series A convertible preferred to
Series B convertible preferred stock	(0.75)	-
Adjusted non-GAAP net (loss) per share -basic	$(0.14)	$(0.01)

Weighted average number of shares outstanding - basic	18,615	17,684

(Note 1) Amounts reflected in the presentation of EPS calculations may be impacted by rounding

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